EXHIBIT 10.8
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”), dated as of September 1, 2006, is entered into by and between Ascent Media Group, LLC, a Delaware limited liability company (the “Company”), and William E. Niles (“Executive”).
INTRODUCTION
     The Company and its operating subsidiaries (“Affiliates”) are engaged in the business of providing technical and creative services to the entertainment industry. The Company desires to employ Executive, and Executive desires to accept such employment, under the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
EMPLOYMENT; TERM; DUTIES
     1.1 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts employment, as Executive Vice President and General Counsel of the Company.
     1.2 Term. Subject to Article IV below, Executive’s employment hereunder shall be for a term of five (5) years commencing as of September 1, 2006 (the “Commencement Date”), and expiring at the close of business on August 31, 2011 (the “Term”).
     1.3 Duties. During the Term, Executive shall perform such executive duties for the Company and/or its Affiliates, consistent with his position hereunder, as may be assigned to him from time to time by the Chief Executive Officer of the Company (or, at any time that the position of Chief Executive Officer is vacant, the Chairman of the Company). Executive shall devote his entire productive business time, attention and energies to the performance of his duties hereunder. Executive shall use his best efforts to advance the interests and business of the Company and its Affiliates. Executive shall abide by all rules, regulations and policies of the Company, as may be in effect from time to time. Notwithstanding the foregoing, Executive may act for his own account in passive-type investments as provided in Section 5.3, or as a member of boards of directors of other companies, where the time allocated for those activities does not materially interfere with or create a conflict of interest with the discharge of his duties for the Company.

     1.4 Reporting. Executive shall report directly to the Chief Executive Officer of the Company (or, at any time that the position of Chief Executive Officer is vacant, the Chairman of the Company).
     1.5 Exclusive Agreement. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent Executive from rendering his exclusive services to the Company during the Term.
ARTICLE II
COMPENSATION
     2.1 Compensation. For all services rendered by Executive hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and Executive shall accept, as full compensation, the amounts set forth in this Article II.
     2.2 Base Salary. The base salary shall be an annual salary of $440,000 (the “Base Salary”), payable by the Company in accordance with the Company’s normal payroll practices. Beginning in 2008, the Base Salary shall be reviewed on an annual basis during the Term for increase in the sole discretion of the Company.
     2.3 Bonus. During the Term, in addition to the Base Salary, Executive shall participate in the Ascent Media Group, LLC Management Incentive Plan (as amended and restated effective January 1, 2006, and as it may be further amended during the Term, the “MIP”), or, in the event the MIP is terminated during the Term, such other reasonably equivalent incentive bonus plan, with an annual “Target Award” of fifty percent (50%) of Executive’s “Annual Base Salary” (as such capitalized terms are defined in the MIP). Except as set forth in Sections 4.2, 4.3 and 4.8 below, (a) Executive’s participation in the MIP will be subject to all of the terms and conditions of the MIP, and (b) nothing in this Agreement shall be construed to guarantee the payment of any amount to Executive pursuant to the MIP (i.e., except as set forth in Sections 4.2, 4.3 and 4.8 below, the amount of any bonus payable to Executive under the MIP shall be determined pursuant to and in accordance with the terms and conditions of the MIP).
     2.4 Long-Term Incentive Plan. The Company has been evaluating the creation of a new long-term incentive plan that would be tied directly to the performance of the Company and its subsidiaries. While the terms, conditions and plan participants have not yet been specifically defined or approved by the shareholder of the Company, the Company is actively evaluating the various alternatives available to it associated with the creation of a new plan. If and when such a plan is implemented, Executive will be considered for participation in the plan. However, the Company cannot guarantee that such a plan will be created or that Executive will participate in the plan.
     2.5 Deductions. The Company shall deduct from the compensation described in Sections 2.2, 2.3 and 2.4 any federal, state or local withholding taxes, social security contributions and any other amounts which may be required to be deducted or withheld by the Company pursuant to any federal, state or local laws, rules or regulations.

     2.6 Disability Adjustment. Any compensation otherwise payable to Executive pursuant to Sections 2.2 and 2.3 in respect of any period during which Executive is disabled (as contemplated in Section 4.4) shall be reduced by any amounts payable to Executive for loss of earnings or the like under any insurance plan or policy sponsored by the Company.
ARTICLE III
BENEFITS; EXPENSES
     3.1 Benefits. During the Term, Executive shall be entitled to participate in such group life, health, accident, disability or hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other senior executive employees as a group, subject to the terms and conditions of any such plans. Executive’s participation in all such plans shall be at a level, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company.
     3.2 Expenses. The Company agrees that Executive is authorized to incur reasonable and appropriate expenses in the performance of his duties hereunder and in promoting the business of the Company in accordance with the terms of the Company’s Travel & Entertainment Policy (as the same may be modified or amended by the Company from time to time in its sole discretion).
     3.3 Vacation. Executive shall accrue a total of one hundred sixty (160) hours of vacation per year following the date of this Agreement. If, at any time during the Term, Executive accumulates two hundred forty (240) of earned but unused vacation time (the “Accrual Cap”), Executive will not accrue additional vacation time until he has taken a portion of the previously earned vacation. Executive will again accrue paid vacation time when his accumulated amount of earned but unused vacation time falls below the Accrual Cap. Upon termination of Executive’s employment, any accrued but unused vacation time will be paid to Executive.
     3.4 Key Man Insurance. The Company may secure in its own name or otherwise, and at its own expense, life, health, accident and other insurance covering Executive alone or with others, and Executive shall not have any right, title or interest in or to such insurance other than as expressly provided herein. Executive agrees to assist the Company in procuring such insurance by submitting to the usual and customary medical and other examinations to be conducted by such physicians as the Company or such insurance company may designate and by signing such applications and other written instruments as may be required by the insurance companies to which application is made for such insurance. Executive’s failure to submit to such usual and customary medical and other examinations shall be deemed a material breach of this Agreement.
ARTICLE IV
TERMINATION; DEATH; DISABILITY
     4.1 Termination of Employment For Cause. In addition to any other remedies available to the Company at law, in equity or as set forth in this Agreement, the Company shall have the right, upon written notice to Executive, to terminate Executive’s employment hereunder at any time for “Cause” (a “Termination For Cause”). In the event of a Termination For Cause, Executive’s employment will terminate and the Company shall have no further liability or obligation to Executive (other than the Company’s obligation to pay Base Salary and vacation time accrued but unpaid as of the date of termination and reimbursement of expenses incurred prior to the date of termination in accordance with Section 3.2 above).
     For purposes of this Agreement, “Cause” shall mean: (a) any act or omission that constitutes a breach by Executive of any of his material obligations under this Agreement; (b) the continued failure or refusal of Executive (i) to substantially perform the material duties required of him as an Executive of the Company and/or (ii) to comply with reasonable directions of the Chief Executive Officer of the Company (or, at any time that the position of Chief Executive Officer is vacant, the Chairman of the Company); (c) any material violation by Executive of any (i) policy, rule or regulation of the Company or (ii) any law or regulation applicable to the business of the Company or any of its affiliates; (d) Executive’s material act or omission constituting fraud, dishonesty or misrepresentation, occurring subsequent to the commencement of his employment with the Company; (e) Executive’s gross negligence in the performance of his duties hereunder; (f) Executive’s conviction of any crime (whether or not involving the Company) which constitutes a felony or crime of moral turpitude or is punishable by imprisonment of thirty (30) days or more, provided, however, that nothing in this Agreement shall obligate the Company to pay Base Salary or any bonus compensation or benefits during any period that Executive is unable to perform his duties hereunder due to any incarceration, and provided, further, that nothing shall prevent Executive’s termination under any other subsection of this Section 4.1 if it provides independent grounds for termination; or (g) any other misconduct by Executive that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.
     Notwithstanding the foregoing, no purported Termination For Cause pursuant to (a), (b), (c), (d), (e) and (g) of this Section 4.1 shall be effective unless all of the following provisions shall have been complied with: (i) Executive shall be given written notice by the Company of the intention to effect a Termination For Cause, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination For Cause is based; and (ii) Executive shall have ten (10) business days after receiving such notice in which to cure such grounds, to the extent such cure is possible, as determined in the sole discretion of the Company.
     4.2 Termination of Employment Without Cause. During the Term, the Company may at any time, in its sole discretion, terminate the employment of Executive hereunder for any reason (other than those set forth in Section 4.1 above) upon written notice (the “Termination Notice”) to Executive (a “Termination Without Cause”). In such event, the Company shall pay Executive an amount equal to the sum of the following:
(a)	any Base Salary and vacation time accrued but unpaid as of the date of termination;

(b)	subject to Section 4.6 below, an amount (the “Severance Payment”) equal to:
(i) if the termination of Executive’s employment occurs prior to a Change in Control (as defined in Section 4.9), an amount equal to Executive’s annual Base Salary in effect on the date of termination multiplied by 2, or

(ii) if the termination of Executive’s employment occurs concurrently with or following a Change in Control, the sum of (A) Executive’s annual Base Salary in effect on the date of termination multiplied by 2.5, plus (B) the Change in Control Termination Year Annual Award (determined in accordance with Section 4.8(b) below) multiplied by 2.5;
(c)	subject to Section 4.6 below, in lieu of any Award payable under the MIP with respect to the calendar year in which termination occurs, an amount (the “Pro Rated Bonus”) equal to:
(i) if the termination of Executive’s employment occurs prior to a Change in Control (as defined in Section 4.9), an amount equal to the Termination Year Annual Award determined as provided in Section 4.8(a) below, multiplied by the percentage obtained by dividing (A) the number of days during the period beginning on January 1 of the calendar year in which such termination occurs and ending on the date of termination, by (B) 365 or 366, as applicable (the “Pro Rata Percentage”); or
(ii) if the termination of Executive’s employment occurs concurrently with or following a Change in Control, an amount equal to the Change in Control Termination Year Annual Award (determined in accordance with Section 4.8(b) below), multiplied by the Pro Rata Percentage;
(d)	subject to Section 4.6 below, notwithstanding the provisions of Section 6 of the MIP, any Award (as defined in the MIP) to which Executive otherwise has become entitled with respect to the calendar year preceding the year in which termination occurs if such Award has not previously been paid to Executive; and
(e)	any reimbursement for expenses incurred in accordance with Section 3.2.
Subject to Section 4.6 and 4.10, (i) any Severance Payment or Pro Rated Bonus to which Executive becomes entitled shall be payable in a lump sum on the tenth (10th) business day following the last day of the Consideration Period, except that any Prorated Bonus determined with reference to Section 4.8(a)(ii) shall be paid on April 15th of the year following the year in which the date of termination occurs (or, if such April 15th is not a business day, on the first business day thereafter), and (ii) any Award payable pursuant to the terms of Section 4.2(d) shall be payable on the Payment Date (as defined in the MIP) relating to such Award (which shall in no event be later than December 31st of the calendar year in which termination occurs).
     In addition, subject to Sections 4.5 and 4.6 below, to the extent such coverage is available and is elected by Executive under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall contribute to the health insurance plan maintained by the Company and covering the Executive and his dependents as of the date of termination, or any successor plan maintained by the Company, that amount that reflects the proportionate part of the premium for such coverage that is paid by the Company as of the date of termination (the “Benefits Payments”), such Benefits Payments to be made monthly in accordance with the Company’s normal procedures for the payment of health insurance premiums, throughout the period beginning on the date of termination and ending on the earlier of the 24-month anniversary of the date of termination and the expiration of the coverage period specified in COBRA, such period to be determined as of the date of termination (the “Reimbursement Period”) (i.e., Executive shall bear responsibility for that portion of the health insurance premiums in excess of the Benefits Payments), or, alternately, in the Company’s sole discretion, the Company shall reimburse Executive the amount of the Benefits Payment on a monthly basis during the Reimbursement Period, upon Executive’s submission to the Company of adequate proof of payment of the full COBRA premium by Executive; provided, however, that if Executive becomes employed with another employer during the Reimbursement Period and is eligible to receive health and/or medical benefits under such other employer’s plans, the Company’s payment obligation under this paragraph shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans. For the avoidance of doubt, Executive shall be responsible for paying any U.S. federal or state income taxes associated with the Benefits Payments.
     Provided that a Change in Control (as defined in Section 4.9 below) has not then occurred, within the period beginning on the date that is six (6) months prior to the expiration of the Term and ending on the date that is three (3) months prior to the expiration of the Term (the “Notice Period”), the Company shall deliver a written notice to Executive stating either (i) that the Company does not intend to offer Executive a new employment agreement to take effect at the expiration of the Term (a “Non-Renewal Notice”) or (ii) that the Company offers Executive a new employment agreement to take effect at the expiration of the Term upon terms (other than the length of the term of such new employment agreement) that are at least as favorable to Executive as the terms of this Agreement, and the material terms of such offer shall be summarized or set forth in the notice (“Renewal Notice”). If the Company delivers a Non-Renewal Notice, or if the Company fails to deliver either a Renewal Notice or a Non-Renewal Notice within the Notice Period, Executive’s employment shall be terminated at the expiration of the Term (or at such earlier date as may be set forth in the Non-Renewal Notice), and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.5 and 4.6 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2. If the Company delivers a Renewal Notice and Executive fails to accept such offer in writing prior to the date that is ninety (90) days following delivery of the Renewal Notice, Executive’s employment shall be terminated as of such 90th day and such termination shall be a Termination Without Cause, whereupon, subject to Sections 4.5 and 4.6 below, Executive shall be entitled to receive the amounts and benefits as provided under this Section 4.2 except that “1” shall be substituted for “2” in Section 4.2(b)(i) for purposes of calculating Executive’s Severance Payment and “12-month anniversary” shall be substituted for “24-month anniversary” for purposes of calculating Executive’s Benefits Payments and Reimbursement Period under this Section 4.2.
     Executive acknowledges that the payments and benefits referred to in this Section 4.2, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.2, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.2, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
     4.3 Termination of Employment With Good Reason. In addition to any other remedies available to Executive at law, in equity or as set forth in this Agreement, Executive shall have the right during the Term, upon written notice to the Company, to terminate his employment hereunder upon the occurrence of any of the following events without the prior written consent of Executive: (a) a reduction in Executive’s then current Base Salary; (b) the relocation by the Company of

Executive’s principal place of employment to a location more than 35 miles from Executive’s principal place of employment prior to such relocation, (c) a breach by the Company of any material provision of this Agreement, or (d) following a Change in Control, the failure of the Company and the Executive, within twelve months following the date of such Change in Control or the remainder of the Term, whichever is shorter (the “Negotiation Period”), to execute a new employment agreement upon terms that are mutually acceptable to Executive and the Company (in each party’s sole and absolute discretion) governing the terms and conditions of Executive’s employment relationship with the Company (a “Termination With Good Reason”).
     Notwithstanding the foregoing, no purported Termination With Good Reason pursuant to Section 4.3(a), (b) or (c) shall be effective unless all of the following provisions shall have been complied with: (i) the Company shall be given written notice by Executive of the intention to effect a Termination With Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Termination With Good Reason is based and to be given no later than ninety (90) days after Executive first learns of such circumstances; and (ii) the Company shall have fifteen (15) days after receiving such notice in which to cure such grounds, to the extent such cure is possible. With respect to a Termination With Good Reason pursuant to Section 4.3(d), no purported Termination With Good Reason shall be effective unless, within ninety (90) days following the expiration of the Negotiation Period, Executive delivers to the Company written notice of Executive’s intention to effect a Termination With Good Reason effective on the 30th day following delivery of such notice (even if such date occurs after the natural expiration of the Term).
     In the event that a Termination With Good Reason occurs, then, subject to Sections 4.5 and 4.6 below, Executive shall have the same entitlement to the amounts and benefits as provided under Section 4.2 for a Termination Without Cause.
     Executive acknowledges that the payments and benefits referred to in this Section 4.3, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.3, constitute the only payments which Executive shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.3, and the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.
     4.4 Death; Disability. In the event that Executive dies or becomes Disabled (as defined herein) during the Term, Executive’s employment shall terminate when such death or Disability occurs and the Company shall pay Executive (or his legal representative, as the case may be) as follows:
(a)	any Base Salary and vacation time accrued but unpaid as of the date of death or termination for Disability;

(b)	any reimbursement for expenses incurred in accordance with Section 3.2.; and

(c)	an amount equal to Executive’s monthly Base Salary in effect on such termination date for the lesser of (i) six (6) months or (ii) the remainder of the Term, payable in a single lump sum on the tenth (10th) business day following the termination date.

     For the purposes of this Agreement, Executive shall be deemed to be “Disabled” or have a “Disability” if, because of Executive’s physical or mental disability, he has been substantially unable to perform his duties hereunder for twelve (12) work weeks in any twelve (12) month period. Executive shall be considered to have been substantially unable to perform his duties hereunder only if he is either (a) unable to reasonably and effectively carry out his duties with reasonable accommodations by the Company or (b) unable to reasonably and effectively carry out his duties because any reasonable accommodation which may be required would cause the Company undue hardship. In the event of a disagreement concerning Executive’s perceived Disability, Executive shall submit to such examinations as are deemed appropriate by three practicing physicians specializing in the area of Executive’s Disability, one selected by Executive, one selected by the Company, and one selected by both such physicians. The majority decision of such three physicians shall be final and binding on the parties. Nothing in this paragraph is intended to limit the Company’s right to invoke the provisions of this paragraph with respect to any perceived Disability of Executive.
     Notwithstanding the foregoing, to the extent and for the period required by any state or federal family and medical leave law, upon Executive’s request (i) he shall be considered to be on unpaid leave of absence and not terminated, (ii) his group health benefits shall remain in full force and effect, and (iii) if Executive recovers from any such Disability, at that time, to the extent required by any state or federal family and medical leave law, upon Executive’s request, he shall be restored to his position hereunder or to an equivalent position, as the Company may determine, and the Term of Executive’s employment hereunder shall be reinstated effective upon such restoration. The Term shall not be extended by reason of such intervening leave of absence or termination, nor shall any compensation or benefits accrue in excess of those required by law during such intervening leave of absence or termination. Upon the expiration of any such rights, unless Executive has been restored to a position with the Company, he shall thereupon be considered terminated.
     Executive acknowledges that the payments referred to in this Section 4.4, together with any rights or benefits under any written plan or agreement which have vested on or prior to the termination date of Executive’s employment under this Section 4.4, constitute the only payments which Executive (or his legal representative, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.
     4.5 No Mitigation by Executive. Except as otherwise expressly provided herein, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for herein be reduced by any compensation earned by Executive as the result of employment by another employer; provided, however, that if Executive becomes employed with another employer and is eligible to receive health and/or medical benefits under such other employer’s plans, Executive’s continued benefits and/or plan coverage as set forth in Section 4.2 or 4.3, as the case may be, shall be reduced to the extent that comparable benefits and/or coverage is provided under such other employer’s plans.
     4.6 Severance Agreement and Release. In the event that Executive incurs a termination of employment pursuant to (i) a Termination Without Cause (as defined in Section 4.2 above), or

(ii) a Termination With Good Reason (as defined in Section 4.3 above), payment by the Company of the amounts described in said sections shall be subject to the execution by Executive of the Company’s standard severance agreement and release (the “Release”).
     The Release shall be delivered to Executive, in the case of a Termination Without Cause, at the time of delivery of the Termination Notice, and, in the case of a Termination With Good Reason, upon delivery of written notice by the Executive to the Company. Executive shall have a period of twenty-one (21) days after the effective date of termination of this Agreement (the “Consideration Period”) in which to execute and return the original, signed Release to the Company. If Executive delivers the original, signed Release to the Company prior to the expiration of the Consideration Period, then the Reimbursement Period shall be deemed to have commenced as of the first day of the Consideration Period and Executive shall be entitled to the amounts and benefits set forth in Section 4.2 or 4.3, as the case may be.
     If Executive does not deliver the original, signed Release to the Company prior to the expiration of the Consideration Period, then:
(a)	the Company shall pay Executive an amount equal to the sum of (i) any Base Salary and vacation time accrued but unpaid as of the date of termination, plus (ii) any reimbursement for expenses incurred in accordance with Section 3.2; and

(b)	the Company shall have no obligation to (i) pay to Executive the Severance Payment (as that term is defined in Section 4.2(b) above), the Pro Rated Bonus (as that term is defined in Section 4.2(c) above) or the Award (as that term is defined in Section 4.2(d) above) or (ii) make the Benefits Payments during the Reimbursement Period (as those terms are defined in Section 4.2 above).
     4.7 Continued Compliance. Executive and the Company hereby acknowledge that the amounts or benefits payable by the Company under Sections 4.2(b), (c) and (d), 4.3, and 4.4(c) and the Benefits Payments payable by the Company under Sections 4.2 or 4.3 are part of the consideration for Executive’s undertakings under Article V below. Such amounts and benefits are subject to Executive’s continued compliance with the provisions of Article V. If Executive violates the provisions of Article V, then the Company will have no obligation to make any of the payments that remain payable by the Company under Sections 4.2(b), (c) or (d), 4.3 or 4.4 or the Benefits Payments that remain payable by the Company under Sections 4.2 or 4.3 on or after the date of such violation.
     4.8 Termination Year Annual Award; Change in Control Termination Year Annual Award. If a Termination Without Cause under Section 4.2 or a Termination With Good Reason under Section 4.3 occurs with respect to Executive, there shall be calculated in accordance with this Section 4.8 the amount of the Award, if any, to which Executive otherwise would be entitled to receive under the MIP with respect to the calendar year in which such termination occurs, and the amount so determined in accordance with this Section 4.8 will be used in determining the amount of any Pro-Rated Bonus and, to the extent applicable, any Severance Payment that may become payable to Executive pursuant to Section 4.2 or 4.3 above, as set forth in those Sections.
(a)	If such termination occurs prior to a Change in Control and (i) on a date that is on or prior to June 30 of the calendar year in which such termination occurs, the Award

(the “Termination Year Annual Award”) will be determined by multiplying Executive’s Annual Base Salary for the year of termination by the arithmetic average of the percentages, calculated for each of the two years immediately preceding the year of termination, obtained by dividing the actual Award (if any) received by Executive under the MIP with respect to such year by Executive’s annual Base Salary for such year (such resulting arithmetic average, the “Two-Year Percentage”), or (ii) on a date that is after June 30 of such calendar year, the Termination Year Annual Award will be the greater of the amount determined under Section 4.8(a)(i) above or the actual Award for the year of termination, determined as provided under the MIP.
(b)	If such termination occurs concurrently with or following a Change in Control, the Award (the “Change in Control Termination Year Annual Award”) shall be equal to Executive’s Annual Base Salary for the year of termination, multiplied by the greater of (a) 60% of Executive’s Target Award (as defined in the MIP) for the year of termination, or (b) the Two-Year Percentage.
     4.9 Change in Control. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if any person or group (other than one or more Permitted Holders):
(a)	acquires, directly or indirectly, all or substantially all of the assets of the Company, either in a single transaction or in a series of related transactions; or
(b)	becomes the beneficial owner of more than 50% of the aggregate voting power of all outstanding classes or series of the Company’s Voting Securities and such person or group beneficially owns a greater percentage of such aggregate voting power than is at the time beneficially owned by the Permitted Holders, in the aggregate; provided, however, that a person or group shall not be deemed the beneficial owner of (i) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange thereunder, or (ii) any securities the beneficial ownership of which (A) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation and (B) is not then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.
Notwithstanding any other provision of this Section 4.9, in no event will a direct or indirect spin-off of the Company from DHC or Holdco (whether structured as a pro rata distribution, as an exchange offer or otherwise) constitute a Change in Control of the Company.
     For purposes of this Section 4.9, the following definitions shall apply:
     “Affiliated Persons” means (i) with respect to any specified Person that is not a natural person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and each of the officers, directors, partners, members and Persons performing similar functions of such other Person; and (ii) with respect to any specified Person that is a natural person, (A) such specified Person’s parents, spouse, siblings, descendants, step children, step grandchildren, nieces and nephews and their respective spouses, (B) the estate, legatees and devisees of such specified Person and each of the Persons referred to in clause (A), and

(C) any company, partnership, trust or other entity or investment vehicle controlled by any of the Persons referred to in clause (A) or (B) or the holdings of which are for the primary benefit or any of such Persons.
     A “beneficial owner” will be determined in accordance with Rule 13d-3 and Rule 13d-5 under the Exchange Act, as in effect on the Commencement Date, provided, however, that a Person will be deemed to be the beneficial owner of Voting Securities of the Company or of the ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of the Company, as applicable, that may be acquired by such Person (disregarding any legal impediments to such beneficial ownership), whether within 60 days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other rights to acquire such Voting Securities and “beneficially own,” “beneficially owned” and “beneficially ownership” have meanings correlative to that of beneficial owner.
     “DHC” means Discovery Holding Company, a Delaware corporation, and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets; provided, that if a Transferee Parent becomes the beneficial owner of all or substantially all of the equity securities of the Company then beneficially owned by DHC as to which DHC has dispositive power, the term “DHC” shall also mean such Transferee Parent and any successor (by merger, consolidation, transfer or otherwise) to all or substantially all of its assets. “Transferee Parent” for this purpose means, in the event of any transaction or series of related transactions involving the direct or indirect transfer (or relinquishment of control) by DHC of any Person (a “Transferred Person”) that holds equity securities of the Company beneficially owned by DHC, such Transferred Person or its successor in such transaction or any ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of such Transferred Person or its successor if immediately after giving effect to such transaction or the last transaction in such series, Voting Securities representing at least a majority of the voting power of the outstanding Voting Securities of such Transferred Person, successor or ultimate parent entity are beneficially owned by any combination of DHC, Persons who immediately prior to such transaction were beneficial owners of a majority of, or a majority of the voting power of, the outstanding Voting Securities of DHC (or of any publicly traded class or series of Voting Securities of DHC designed to track the economic performance of a specified group of assets or businesses).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “HoldCo” means any Person that is or becomes the ultimate parent entity (within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) of the Company, provided that immediately after giving effect to the transaction or series of transactions in which such Person became the ultimate parent entity of the Company, Voting Securities representing at least a majority of the aggregate voting power of all the outstanding classes or series of the Voting Securities of such Person are beneficially owned by any combination of Persons who immediately prior to such transaction were beneficial owners of a majority of, or a majority of the aggregate voting power of, all the outstanding classes or series of the Voting Securities of the Company or the Person that was the ultimate parent entity of the Company immediately prior to such transaction.
     “Permitted Holders” means any one or more of (i) DHC, (ii) any HoldCo, (iii) Dr. John C. Malone, (iv) each of the respective Affiliated Persons of the Persons referred to in clauses (i), (ii)

and (iii), and (v) any Person a majority of the aggregate voting power of all Voting Securities of which are beneficially owned by any one or more of the Persons referred to in clauses (i), (ii), (iii) or (iv).
     “person” and “group” have the meanings given to them for purposes of Section 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of rule 13d-5(b)(1) under the Exchange Act, or any successor provision.
     “Person” means any natural person, corporation, limited liability company, partnership (whether limited or general), joint venture, trust, association, unincorporated organization or other entity.
     “unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a Change in Control.
     “Voting Securities” means securities generally entitling the holder thereof to vote in the election of directors or other similar governing officials of a Person.
     4.10 Timing of Payments Under Certain Circumstances. With respect to any amount that becomes payable to Executive under this Agreement upon termination of Executive’s employment with the Company for any reason, the provisions of this Section 4.10 will apply, notwithstanding any other provision of this Agreement to the contrary. If the Company determines in good faith that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, any regulations promulgated thereunder and any guidance issued by the Internal Revenue Service relating thereto (collectively, “Code Section 409A”) and that any amount that is payable to Executive upon termination of Executive’s employment with the Company is subject to the provisions of Code Section 409A, then (i) any amount that becomes payable to Executive upon termination of Executive’s employment with the Company and that otherwise would be payable prior to the date that is six months after the date of Executive’s “separation from service” (as defined under Code Section 409A) with the Company (the “Alternate Payment Date”) shall be payable on the Alternate Payment Date, and (ii) any amount that becomes payable to Executive upon termination of Executive’s employment with the Company and that otherwise would be payable on or after the Alternate Payment Date shall be payable on the date otherwise specified for payment in this Agreement.
ARTICLE V
OWNERSHIP OF PROCEEDS OF EMPLOYMENT; NON-DISCLOSURE;
NON-COMPETITION
     5.1 Ownership of Proceeds of Employment.
          5.1.1 The Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Executive’s services, work and labor in connection with Executive’s employment by the Company, free and clear of any and all claims, liens or encumbrances. Executive shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all developments, client and potential client lists, know how, discoveries, inventions, improvements, conceptions, ideas, writings, processes, formulae, contracts, methods, works, whether or not patentable or copyrightable, which are conceived, made, acquired, or written by Executive, solely or jointly with another, while employed by the Company or within six months thereafter (whether or not at the request or upon the suggestion of the Company) and which are substantially related to the business or activities of the Company or any of its Affiliates, or which Executive conceives as a result of his employment by the Company or its Affiliates, or as a result of rendering advisory or consulting services to the Company or its Affiliates (collectively, “Proprietary Rights”).
          5.1.2 Executive hereby assigns and transfers, and agrees to assign and transfer, all his rights, title, and interests in the Proprietary Rights to the Company or its nominee. In addition, Executive shall deliver to the Company any and all drawings, notes, specifications, and data relating to the Proprietary Rights. All copyrightable Proprietary Rights shall be considered to be “works made for hire.” Whenever requested to do so by the Company, Executive shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company; provided, however, in accordance with California Labor Code Section 2870 and 2872, the provisions of this Section 5.1 shall not apply to any Proprietary Rights that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or proprietary information, except for Proprietary Rights that (a) at the time of conception or reduction to practice of the Proprietary Rights, relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.
          5.1.3 Executive shall assist the Company in obtaining such copyrights and patents during the term of this Agreement, and any time thereafter on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Proprietary Rights; provided, however, Executive shall be reasonably compensated for his time and reimbursed for any out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.
          5.1.4 Contemporaneously with the execution and delivery of this Agreement, Executive is executing and delivering an acknowledgment in the form of Exhibit A hereto.
     5.2 Non-Disclosure of Confidential Information. As used herein, “Confidential Information” means any and all information affecting or relating to the business of the Company and its Affiliates, including without limitation, financial data, customer lists and data, licensing arrangements, business strategies, pricing information, product development, intellectual, artistic, literary, dramatic or musical rights, works, or other materials of any kind or nature (whether or not entitled to protection under applicable copyright laws, or reduced to or embodied in any medium or tangible form), including without limitation, all copyrights, patents, trademarks, service marks, trade secrets, contract rights, titles, themes, stories, treatments, ideas, concepts, technologies, art work, logos, hardware, software, and as may be embodied in any and all computer programs, tapes, diskettes, disks, mailing lists, lists of actual or prospective customers and/or suppliers, notebooks, documents, memoranda, reports, files, correspondence, charts, lists and all other written, printed or otherwise recorded material of any kind whatsoever and any other information, whether or not reduced to writing, including “know-how”, ideas, concepts, research, processes, and plans. “Confidential Information” does not include information that is in the public domain, information that is generally known in the trade, or information that Executive can prove he acquired wholly independently of his employment with the Company. Executive shall not, at any time during the Term or thereafter, directly or indirectly, disclose or furnish to any other person, firm or corporation any Confidential Information, except in the course of the proper performance of his duties hereunder or as required by law (in which event Executive shall give prior written notice to Company and shall cooperate with Company and Company’s counsel in complying with such legal requirements). Promptly upon the expiration or termination of Executive’s employment hereunder for any reason or whenever the Company so requests, Executive shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the Confidential Information.
     5.3 Non-Competition. Executive shall not, during the Term or during the Consideration Period, directly: (a) compete with the Company; or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (as such terms are hereinafter defined); provided, however, that notwithstanding the foregoing, Executive may make solely passive investments in any Competing Entity the common stock of which is “publicly held,” and of which Executive shall not own or control, directly or indirectly, in the aggregate securities which constitute more than one (1%) percent of the voting rights or equity ownership of such Competing Entity; or (c) solicit or divert any business or any customer from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.
     For purposes of this Section 5.3, (i) the term “Competing Entity” shall mean any entity which presently or during the period referred to above engages in any business activity in which the Company or any of its Affiliates is then engaged; and (ii) the term “Territory” shall mean any geographic area in which the Company or any of its Affiliates conducts business during such period; provided, however, that, during the Consideration Period, the term “Territory” shall mean only Los Angeles County, California and New York County, New York.
     Notwithstanding the foregoing, in the event that Executive elects, during the Consideration Period, to either (a) compete with the Company, or (b) have an interest in, be employed by, be engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any Competing Entity which conducts its business within the Territory (the foregoing subsections (a) and (b), collectively, the “Competitive Activities”), then, at least ten (10) business days prior to commencing any such Competitive Activities, Executive shall deliver to the Company a written notice (the “Competition Notice”) advising the Company of (i) Executive’s intent to commence Competitive Activities, and (ii) the commencement date for such Competitive Activities. Executive’s election to participate in any Competitive Activities during the Consideration Period shall not be deemed a breach of this Agreement; rather, in the event Executive delivers the Competition Notice (and thereafter engages in Competitive Activities prior to the expiration of the Consideration Period), then (x) Executive shall forfeit any Severance Payment, Pro Rated Bonus or Benefits Payment otherwise payable pursuant to Section 4.2 or 4.3 above, and (y)

the Company shall have no obligation to make any Severance Payment or Pro Rated Bonus to Executive or any Benefits Payment under Section 4.2 or 4.3.
     5.4 Non-Solicitation.
          5.4.1 Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, directly or indirectly: (a) acquire any financial interest in or perform any services for himself or any other entity in connection with a business in which Executive’s interest, duties or activities would inherently require Executive to reveal any Confidential Information; or (b) solicit or cause to be solicited the disclosure of or disclose any Confidential Information for any purpose whatsoever or for any other party.
          5.4.2 Executive shall not, for a period of eighteen (18) months from the date of any termination or expiration of his employment hereunder, solicit, directly or indirectly, or cause or permit others to solicit, directly or indirectly, any person employed by the Company (a “Current Employee”) to leave employment with the Company. The term “solicit” includes, but is not limited to the following (regardless of whether done directly or indirectly): (i) requesting that a Current Employee change employment, (ii) informing a Current Employee that an opening exists elsewhere, (iii) assisting a Current Employee in finding employment elsewhere, (iv) inquiring if a Current Employee “knows of anyone who might be interested” in a position elsewhere, (v) inquiring if a Current Employee might have an interest in employment elsewhere, (vi) informing others of the name or status of, or other information about, a Current Employee, or (vii) any other similar conduct, the effect of which is that a Current Employee leaves the employment of the Company.
     5.5 Breach of Provisions. In the event that Executive shall breach any of the provisions of this Article V, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, without the necessity of posting a bond, to restrain any such breach or threatened breach and to enforce the provisions of this Article V. Executive acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, Executive shall not use as a defense thereto that there is an adequate remedy at law.
     5.6 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.
     5.7 Definition. For purposes of this Article V, the term “Company” shall be deemed to include (i) any predecessor to, or successor of the Company, (ii) any subsidiary of the Company (including, without limitation, any entity in which the Company owns 50% or more of the issued and outstanding equity), and (iii) any entity that is under the control or common control of the Company (including, by way of illustration and not as a limitation, any joint venture to which the Company or one of its subsidiaries is a party).

ARTICLE VI
MISCELLANEOUS
     6.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns.
     6.2 Assignment. The Company may assign this Agreement to any successor in interest to its business, or to any subsidiary of the Company, and Executive hereby agrees to be employed by such assignee as though such assignee were originally the employer named herein. Executive hereby acknowledges that the services to be rendered by Executive are unique and personal, and, accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement.
     6.3 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered or three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, or if delivered by facsimile transmission, upon confirmation of receipt of the transmission, to the address of the other party set forth below or to such other address as may be specified by notice given in accordance with this Section 6.3:
          (a) If to the Company:
Ascent Media Group, LLC
520 Broadway, 5th Floor
Santa Monica, CA 90401
Attention: Chief Executive Officer
Fax No.: (310) 434-7007
With a copy to:
Ascent Media Group, LLC
520 Broadway, 5th Floor
Santa Monica, CA 90401
Attention: General Counsel
Fax No.: (310) 434-7005
          (b) If to Executive:
William E. Niles
34405 Pacific Coast Highway
Malibu, CA 90265
     6.4 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.
     6.5 Confidentiality. The parties hereto agree that they will not, during the Term or thereafter, disclose to any other person or entity the terms or conditions of this Agreement (excluding the financial terms hereof) without the prior written consent of the other party, except as required by law, regulatory authority or as necessary for either party to obtain personal loans or financing. Approval of the Company and of Executive shall be required with respect to any press releases regarding this Agreement and the activities of Executive contemplated hereunder.
     6.6 Arbitration. If any controversy, claim or dispute arises out of or in any way relates to this Agreement, the alleged breach thereof, Executive’s employment with the Company or termination therefrom, including without limitation, any and all claims for employment discrimination or harassment, civil tort and any other employment laws, excepting only claims which may not, by statute, be arbitrated, both Executive and the Company (and its directors, officers, employees or agents) agree to submit any such dispute exclusively to binding arbitration. Both Executive and the Company acknowledge that they are relinquishing their right to a jury trial in civil court. Executive and the Company agree that arbitration is the exclusive remedy for all disputes arising out of or related to Executive’s employment with the Company.
     The arbitration shall be administered, at the election of the party initiating the arbitration proceeding, either by JAMS in accordance with the Employment Arbitration Rules & Procedures of JAMS then in effect and subject to JAMS Policy on Employment Arbitration Minimum Standards or by the American Arbitration Association in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, except as provided otherwise in this Agreement. Arbitration shall be commenced and heard in Los Angeles County, California. Only one arbitrator shall preside over the proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of California or federal law, or both, as applicable to the claim(s) asserted. In any arbitration, the burden of proof shall be allocated as provided by applicable law. The arbitrator shall have the authority to award any and all legal and equitable relief authorized by the law applicable to the claim(s) being asserted in the arbitration, as of the claim(s) were brought in a court of law. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Discovery, such as depositions or document requests, shall be available to the Company and Executive as though the dispute were pending in California state court. The arbitrator shall have the ability to rule on pre-hearing motions, as though the matter were in a California state court, including the ability to rule on a motion for summary judgment.
     Unless otherwise permitted under applicable law, the fees of the arbitrator and any other fees for the administration of the arbitration that would not normally be incurred if the action were brought in a court of law (e.g., filing fees, room rental fees, etc.) shall be paid by the Company, provided that Executive shall be required to pay the amount of filing fees equal to that which Executive would be required to pay to file an action in California state court. The arbitrator must provide a written decision which is subject to limited judicial review consistent with applicable law. If any part of this arbitration provision is deemed to be unenforceable by an arbitrator or a court of law, that part may be severed or reformed so as to make the balance of this arbitration provision enforceable.

     6.7 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.
     6.8 Controlling Nature of Agreement. To the extent any terms of this Agreement are inconsistent with the terms or provisions of the Company’s Employee Handbook or any other personnel policy statements or documents, the terms of this Agreement shall control. To the extent that any terms and conditions of Executive’s employment are not covered in this Agreement, the terms and conditions set forth in the Employee Handbook or any similar document shall control such terms.
     6.9 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements or understanding between the Company and Executive, whether written or oral, fully or partially performed relating to any or all matters covered by and contained or otherwise dealt with in this Agreement.
     6.10 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.
     6.11 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.
     6.12 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of California without giving effect to principles relating to conflicts of law.
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     6.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY” ASCENT MEDIA GROUP, LLC
By:	/s/ William R. Fitzgerald
William R. Fitzgerald
Chairman

“EXECUTIVE”
/s/ William E. Niles
William E. Niles

Exhibit A
Form of Acknowledgment Under Section 2870 of the California Labor Code
Section 2870 of the California Labor Code provides:
(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; (2) Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
ACKNOWLEDGEMENT
     This Acknowledgement is entered into in connection with that Employment Agreement (the “Agreement”) between me and Ascent Media Group, LLC, a Delaware limited liability company (the “Company”), dated as of the date hereof.
     1. I hereby acknowledge that the provisions of the Agreement relating to rights to inventions which I have executed does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. I hereby acknowledge receipt of a copy of California Labor Code Section 2870 (hereinafter referred to as the “Act”) which relates to employer/employee rights to inventions.
     2. I understand that I have an obligation to disclose to the Company all my inventions, made solely or jointly with others, during the term of the employment, even though I believe that some fall within the provisions of the Act. I agree that at the time I disclose any such invention to the Company that I shall declare in writing if I believe the invention falls within the provisions of the Act. Failure to provide such written notice shall be construed as an admission that all rights in the invention belong to the Company.
     3. I understand that the burden is on me to prove that an invention qualifies under the provisions of the Act. I understand that if I fail to prove that an invention qualifies under the Act, the Company shall be entitled to the invention as provided in the Agreement.

     4. I further agree that the provisions of this Acknowledgement shall not apply if I am transferred, with my prior written consent, to a subsidiary, office, division or unit of the Company outside of the State of California, and that, as a result, the Company may have greater rights with respect to inventions than those provided in the Agreement or the Act.
Date: September 19, 2006

/s/ William E. Niles
William E. Niles